Exhibit 99

NEWS RELEASE

CONTACT:
Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS RECORD FISCAL THIRD QUARTER 2004 RESULTS

— Sales Increase 16 Percent; Net Income Up 25 Percent —

POMONA, CA – February 5, 2004 – Keystone Automotive Industries, Inc. (NasdaqNM:KEYS) today reported record results for its third quarter ended December 26, 2003, reflecting continued momentum in its aftermarket collision parts business.

Net income for the fiscal third quarter climbed 25 percent to $4.5 million, or $0.29 per diluted share, from $3.6 million, or $0.24 per diluted share, a year ago. Net sales for the fiscal third quarter increased 16 percent to a record $126.3 million compared with $108.5 million last year.

For the nine months, net income increased 16 percent to $11.4 million, or $0.75 per diluted share, from $9.8 million, or $0.65 per diluted share, a year earlier. Net sales for the nine months increased 14 percent to $361.0 million from $316.4 million in fiscal 2003.

“Results for the quarter and nine months reflect the continued strength of Keystone’s Platinum Plus private label product line and increased utilization of aftermarket collision replacement parts by insurance companies,” said Charles J. Hogarty, president and chief executive officer.

He emphasized that favorable economics of aftermarket parts compared with original equipment parts and Keystone’s quality assurance programs are important factors driving the acceptance of the company’s products by the insurance industry, body shops and consumers.

Hogarty noted that same store sales for the third quarter and nine-month period increased approximately 10 percent compared with a year ago. Gross margin for the third quarter improved to 44 percent from the preceding quarter, primarily as a result of improved pricing.

He stressed Keystone’s ongoing strategy to further strengthen its distribution capabilities, having completed six acquisitions this fiscal year — including the purchase of New Orleans-based Sam’s Bumper Service in December and in January the aftermarket collision parts distribution businesses of Quinte Bumper & Fender, based in Ontario, Canada.

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Keystone Automotive Industries, Inc.

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Since its fiscal year end in March, the company has converted an additional 44 distribution facilities to its new management information system, bringing to 58 the total number of conversions to date.

Keystone Automotive Industries, Inc. distributes its products in the United States primarily to collision repair shops through its 126 distribution facilities, of which 22 serve as regional hubs, located in 38 states, Canada and Mexico. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the nation.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the impact on the company as a result of (i) the cost, time and potential disruption of operations relating to the implementation of a new enterprise management information system which began in July 2002; (ii) the continuing impact of the verdict in the State Farm Mutual Automobile Insurance Company class action, which is on appeal; (iii) Keystone being named as defendant in an action by General Motors challenging the alleged use of certain of its trade marks; and (iv) the uncertainty involved in acquiring businesses and/or opening Greenfield operations. In addition, there can be no assurance that the momentum in sales and net income experienced during the last two years will be sustainable. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, see the Company’s Form 10-K for the year ended March 28, 2003, on file with the Securities and Exchange Commission.

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(Tables Follow)

Keystone Automotive Industries, Inc.

Condensed Consolidated Statements of Income

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended December 26, 2003	Thirteen Weeks Ended December 27, 2002	Thirty-nine Weeks Ended December 26, 2003	Thirty-nine Weeks Ended December 27, 2002
Net Sales	$126,277	$108,548	$361,040	$316,409
Cost of Sales	70,717	61,032	203,679	178,541

Gross Profit	55,560	47,516	157,361	137,868
Operating Expenses:
Selling & Distribution	37,101	32,117	107,801	94,285
General & Administrative	11,360	9,744	32,020	28,141

Operating Income	7,099	5,655	17,540	15,442

Other Income	485	454	1,678	1,280
Interest Expense	(188)	(117)	(528)	(381)

Income Before Income Taxes	7,396	5,992	18,690	16,341
Income Taxes	2,889	2,397	7,316	6,536

Net Income	$4,507	$3,595	$11,374	$9,805

Per Common Share
Income
Basic:	$0.30	$0.25	$0.76	$0.67

Diluted:	$0.29	$0.24	$0.75	$0.65

Weighted average common shares outstanding:
Basic:	15,064,000	14,649,000	14,901,000	14,623,000

Diluted:	15,464,000	14,960,000	15,214,000	14,986,000

Keystone Automotive Industries, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	December 26, 2003	March 28, 2003
	(Unaudited)	(Note)
ASSETS
Current Assets:
Cash and cash equivalents	$2,853	$3,658
Accounts receivable, net of allowance of $1,463 at December 2003 and $1,291 at March 2003	42,583	39,753
Inventories, primarily finished goods	104,001	101,594
Other current assets	7,919	10,017

Total current assets	157,356	155,022
Plant, property and equipment, net	30,495	23,658
Goodwill	8,364	3,040
Other intangibles, net of accumulated amortization of $3,429 at December 2003 and $3,099 at March 2003	1,398	1,046
Other assets	9,438	9,043

Total assets	$207,051	$191,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$18,893	$16,606
Accounts payable	16,747	18,330
Accrued liabilities	11,177	12,992
Current portion of long-term debt	6	15

Total current liabilities	46,823	47,943
Other long-term liabilities	1,890	2,224
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares—50,000,000
Issued and outstanding shares 15,134,000 at December 2003 and 14,692,000 at March 2003	86,241	81,221
Warrant	236	236
Restricted Stock	180	—
Additional paid-in capital	2,271	2,269
Retained earnings	70,493	59,119
Accumulated other comprehensive loss	(1,083)	(1,203)

Total shareholders’ equity	158,338	141,642

Total liabilities and shareholders’ equity	$207,051	$191,809

The accompanying notes are an integral part of these condensed consolidated financial statements.

Note: The balance sheet at March 28, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.